Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP, Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JANUARY SALES RESULTS

NATICK, MA — February 5, 2009 — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that total sales for the month of January 2009 increased by 0.9% to $656.7 million from $651.0 million in January 2008. On a comparable club basis, January sales decreased by 0.7%, including a negative impact from sales of gasoline of approximately 8.3%. Excluding gasoline sales, merchandise comparable club sales increased by 7.6% in January.

For the month of January 2008, the Company reported a comparable club sales increase of 7.8%, including a contribution from sales of gasoline of 2.6% and a negative impact from pharmacy closures of 0.3%.

For the fourth quarter of 2008, total sales increased by 3.2% to $2.5 billion, and comparable club sales increased by 1.7%, including a negative impact from sales of gasoline of 4.7%.

For the year ended January 31, 2009, total sales rose by 11.5% to $9.8 billion and comparable club sales increased by 9.4%, including a contribution from sales of gasoline of 3.0%.

	Four Weeks Ended January 31, 2009	Q-4 Ended January 31, 2009	Fifty-two Weeks Ended January 31, 2009
Merchandise comparable club sales	7.6%	6.4%	6.4%
Impact of gasoline sales	(8.3)%	(4.7)%	3.0%
Comparable club sales	(0.7)%	1.7%	9.4%

Sales Results for January 2009

($ in thousands)

Four Weeks Ended		% Change
January 31, 2009	February 2, 2008	Net Sales	Comp. Sales
$656,703	$650,984	0.9%	(0.7)%

Fifty-two Weeks Ended		% Change
January 31, 2009	February 2, 2008	Net Sales	Comp. Sales

$9,802,067	$8,791,617	11.5%	9.4%

The Company provided the following additional information regarding January 2009 comparable club sales:

•

By week, sales increased in week one, decreased in weeks two and three, and increased slightly in week four. Merchandise comparable club sales, excluding the impact of gasoline, increased in all four weeks, with the largest increase in week one and the smallest increase in week two. Week two sales were negatively affected by snow storms.

•	By region, sales increased in Metro New York and decreased in all other regions. Merchandise comparable club sales, excluding the impact of gasoline, increased in all regions.

•	Excluding sales of gasoline, traffic increased by approximately 6% and the average transaction amount increased by approximately 2%.

-More-

BJ’s Wholesale Club

February 5, 2009

•	Sales of food increased by approximately 11% and general merchandise sales increased by approximately 2%.

Merchandise departments with the strongest sales increases compared to last year included breakfast foods, candy, coffee, computers, dairy, frozen, health and beauty aids, household chemicals, meat, paper products, pet foods, prepared foods, produce, small appliances, snacks and winter seasonal, including ice melt, shovels and snow throwers. Weaker departments versus last year included apparel, domestics, jewelry, pre-recorded video, sporting goods, residential furniture, televisions and water.

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 180 BJ’s Wholesale clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Conference Call Information for Fourth Quarter and Year-End Financial Results

BJ’s plans to announce financial results for the fourth quarter and year ended January 31, 2009, as well as sales results for the month of February 2009, on Wednesday, March 4, 2009 at approximately 7 a.m. Eastern Time.

Also on Wednesday, March 4, 2009, BJ’s management plans to hold a conference call at 8:30 a.m. Eastern Time to discuss the fourth quarter and fiscal year financial results for the year ended January 31, 2009 and the outlook for the year ending January 30, 2010. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit http://www.bjsinvestor.com/events.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately 90 days following the call.

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